Exhibit 99.1

(BW)(CA-AMGEN)(AMGN) Amgen’s Third Quarter 2005 Adjusted Earnings Per Share Increased 33 Percent to 85 Cents; Third Quarter 2005 GAAP Earnings Per Share Increased to 77 Cents from 18 Cents

Business Editors

THOUSAND OAKS, Calif.—(BUSINESS WIRE)—Oct. 19, 2005—

Third Quarter Product Sales Growth of 19 Percent Driven by Sales of Aranesp, Neulasta and Enbrel

Amgen (NASDAQ:AMGN) reported adjusted earnings per share (EPS) of 85 cents for the third quarter of 2005, an increase of 33 percent compared to 64 cents during the third quarter of 2004. Adjusted net income rose 27 percent to $1.1 billion compared to $839 million in the third quarter of 2004.

During the third quarter, total product sales increased 19 percent to $3.0 billion from $2.6 billion in the third quarter of 2004. Sales in the United States (U.S.) totaled $2.5 billion, an increase of 17 percent versus the same quarter in 2004. International sales totaled $543 million versus $419 million during the comparable period in 2004, an increase of 30 percent. International sales benefited from foreign exchange by approximately $9 million. Total revenue increased 16 percent during the third quarter of 2005 to $3.2 billion. The Company reiterated its 2005 guidance of a range of mid-to-high teens revenue growth and a range of $3.10 to $3.20 for adjusted EPS.

Adjusted EPS and adjusted net income for the three months ended September 30, 2005 and 2004 primarily exclude certain expenses related to the acquisitions of Immunex Corporation and Tularik Inc. These expenses and other items are itemized on the reconciliation tables below.

On a reported basis and calculated in accordance with U.S. generally accepted accounting principles (GAAP), Amgen’s EPS increased to 77 cents in the third quarter of 2005 from 18 cents in the same quarter last year. Net income was $967 million in the third quarter of 2005 versus $236 million for the third quarter of 2004. Third quarter 2004 GAAP results were impacted by the acquisition of Tularik, which included a $554 million charge related to acquired in-process R&D.

“Our strong performance during the third quarter is consistent with the guidance that we provided for the full year,” said Kevin Sharer, Amgen’s chairman and chief executive officer. “Our key marketed products continue to record strong sales gains, and we expect to make additional announcements in the near-term on data relating to key products within our pipeline,” concluded Sharer.

Product Sales Performance

Worldwide sales of Aranesp® (darbepoetin alfa), increased 38 percent to $840 million in the third quarter of 2005 versus $608 million during the third quarter of 2004. This growth was driven principally by increased demand for Aranesp. U.S. Aranesp sales were $542 million versus $374 million in the prior year, with share gains in all major settings driving growth. International Aranesp sales were $298 million versus $234 million in the same quarter last year.

Sales of EPOGEN® (Epoetin alfa) during the third quarter were $599 million versus $681 million in the comparable period of 2004. EPOGEN sales decreased by 12 percent in the third quarter of 2005 principally reflecting decreases in wholesaler inventory levels and lower demand. Although demand for EPOGEN in the freestanding dialysis clinics remains consistent with patient growth, demand in the hospital dialysis clinics has been impacted by increased usage of Aranesp.

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim), were $882 million in the third quarter of

2005 versus $752 million for the third quarter of 2004, an increase of 17 percent. Combined sales growth for Neulasta and NEUPOGEN, which benefited from recently updated guidelines recommending earlier use of such products, was primarily driven by increased demand for Neulasta. Also during the quarter, the U.S. Food and Drug Administration (FDA) approved an update for the Neulasta prescribing information for administration of Neulasta beginning in the first cycle of chemotherapy for patients receiving myelosuppressive chemotherapy associated with at least a 17 percent risk of febrile neutropenia.

Combined sales of Neulasta and NEUPOGEN in the United States were $680 million in the third quarter of 2005 versus $591 million in the third quarter of 2004, an increase of 15 percent. Combined international sales increased 25 percent to $202 million in the third quarter of 2005 versus $161 million over the same quarter in the prior year.

Sales of Enbrel® (etanercept) increased 35 percent during the third quarter to $668 million versus $496 million during the same period in 2004, driven by strong demand. ENBREL continues to maintain a leading market share position in the Dermatology and Rheumatology biologic marketplaces. Amgen recently resumed its direct-to-consumer advertising related to ENBREL.

Operating Expense Analysis on an Adjusted Basis:

•	Cost of sales increased to $505 million in the third quarter of 2005 from $447 million during the third quarter of 2004, primarily due to higher sales volumes.

•	Research and development (R&D) expenses totaled $559 million during the third quarter versus $495 million in the third quarter of 2004. Third quarter increases were primarily driven by staff-related expenses and key clinical trials including the ramp up of large-scale Phase 3 trials for denosumab, Amgen’s investigational therapy for bone loss.

•	Selling, general and administrative (SG&A) expenses were $656 million in the third quarter versus $635 million for the same quarter of the prior year. Increases for the third quarter are a result of higher Wyeth profit share related to ENBREL sales growth.

For the remainder of the year, the adjusted tax rate is expected to be slightly lower than the Company’s first quarter 2005 adjusted rate of 26.4 percent.

Stock repurchases for the third quarter 2005 totaled $769 million representing 9.5 million shares. In December 2004, the Company’s board of directors authorized a stock repurchase program of $5 billion. At the end of the third quarter, the Company had $2.8 billion remaining under this stock authorization.

Capital expenditures for the third quarter of 2005 were $199 million, primarily due to construction at the Company’s Puerto Rico manufacturing facility, versus $298 million in 2004. The Company’s cash and marketable securities were $5.6 billion at the end of the quarter.

Third Quarter Product and Pipeline Highlights

Aranesp: Amgen expects to file new data with the FDA on extended dosing regimens for Aranesp in chronic kidney disease by the end of 2005. Amgen also announced top line data from its Phase 2 trials in Chronic Heart Failure (CHF) patients with anemia. The data demonstrated that Aranesp was well-tolerated in anemic heart failure patients. No significant safety events were observed. Overall, the

Phase 2 program showed that treating anemia in heart failure patients resulted in positive trends in mortality, first cardiac-related hospitalization, exercise tolerance, and quality of life. Amgen communicated plans to initiate Phase 3 trials in this patient population. The Phase 3 program will be approximately three years long and include 3400 CHF patients.

Enbrel: Amgen announced FDA approval of a new manufacturing plant in Rhode Island for the production of Enbrel.

Neulasta: During the quarter, the FDA approved an update to the Neulasta prescribing information to include data from a Phase 3 study demonstrating the white blood cell booster helps protect patients with most types of cancer undergoing moderately myelosuppressive chemotherapy from infection, as manifested by febrile neutropenia.

Kepivance™ (palifermin): In the European Union, Kepivance received a positive opinion for marketing authorization by the European Committee for Medicinal Products for Human Use (CHMP). The authorization, awaiting final approval, is for Kepivance to decrease the incidence, duration and severity of oral mucositis in patients with hematologic cancers undergoing myeloablative therapy associated with a high incidence of severe oral mucositis, and requiring autologous bone marrow transplant.

Panitumumab: Interim results from two ongoing trials support the ability of panitumumab to provoke tumor shrinkage when administered as a single agent every other week in patients with colorectal cancer who had failed prior intensive chemotherapy. These data will form part of a Biologics Licensing Application which Amgen, together with its partner Abgenix, intends to file beginning in the fourth quarter of 2005. The FDA has granted fast track status to panitumumab for this indication.

Denosumab (formerly known as AMG 162): During the third quarter, two-year data from an ongoing Phase 2 study in women with post-menopausal osteoporosis were unblinded. These data, which support both the favorable safety profile of denosumab administered once every six months, as well as the ability of denosumab to improve bone mineral density in this population, will be presented at the American College of Rheumatology meeting in November. Also this month, Phase 2 data supporting the ability of denosumab to suppress pathologic bone turnover in patients with metastatic breast cancer were obtained. These data provide impetus for planned Phase 3 studies designed to support the use of monthly denosumab in preventing adverse skeletal events in patients with cancer and bony involvement. Phase 2 data in rheumatoid arthritis will be available by year-end 2005.

AMG 531: Amgen announced that Phase 2 studies in chemotherapy-induced thrombocytopenia are expected to be initiated by the end of the year. The data from ongoing Phase 3 trials in Immune Thrombocytopenic Purpura (ITP) will be available in the second half of 2006.

AMG 706: Amgen expects final data to be available in the first half of 2006 from its Phase 2 study of AMG 706 in patients with gastrointestinal stromal tumors who have failed imatinib therapy.

AMG 108: During the quarter, Amgen announced that AMG 108 did not meet the primary endpoint in a Phase 2 study in osteoarthritis. Development of AMG 108 is planned to continue in other inflammatory diseases such as rheumatoid arthritis.

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2004, and in our periodic reports on Form 10-Q and Form 8-K.

Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by first party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole first party suppliers.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a broad and deep pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

EDITOR’S NOTE: An electronic version of this news release may be accessed via our Web site at www.amgen.com. Journalists and media representatives may sign up to receive all news releases electronically at time of announcement by filling out a short form in the Media section of the Web site.

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30, 2005				Three Months Ended September 30, 2004
	GAAP	Adjustments		“Adjusted”	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,047	$—		$3,047	$2,560	$—		$2,560
Other revenues	107	—		107	153	—		153

Total revenues	3,154	—		3,154	2,713	—		2,713
Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	552	(47	) (1)	505	447	—		447
Research and development	562	(3	) (2)	559	502	(7	) (2)	495
Selling, general and administrative	656	—		656	632	(8	) (2)	635
						11	(4)
Write-off of acquired in-process R&D	—	—		—	554	(554	) (5)	—
Amortization of intangible assets	86	(86	) (3)	—	84	(84	) (3)	—

Total operating expenses	1,856	(136)		1,720	2,219	(642)		1,577
Operating income	1,298	136		1,434	494	642		1,136
Interest and other (expense)/ income, net	14	—		14	15	—		15

Income before income taxes	1,312	136		1,448	509	642		1,151
Provision for income taxes	345	36	(10)	381	273	39	(10)	312

Net income	$967	$100		$1,067	$236	$603		$839

Earnings per share:
Basic	$0.78			$0.87	$0.19			$0.66
Diluted (11)	$0.77			$0.85	$0.18			$0.64
Shares used in calculation of earnings per share:
Basic	1,233			1,233	1,272			1,272
Diluted (11)	1,249			1,249	1,320			1,320

(1) - (11) See explanatory notes

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Nine Months Ended September 30, 2005				Nine Months Ended September 30, 2004
	GAAP	Adjustments		“Adjusted”	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$8,854	$—		$8,854	$7,199	$—		$7,199
Other revenues	305	—		305	442	—		442

Total revenues	9,159	—		9,159	7,641	—		7,641
Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	1,571	(47	) (1)	1,524	1,255	(2	) (9)	1,253
Research and development	1,653	(9	) (2)	1,644	1,411	(7	) (2)	1,388
						(16	) (9)
Selling, general and administrative	1,879	—		1,879	1,740	(8	) (2)	1,735
						(8	) (9)
						11	(4)
Write-off of acquired in-process R&D	—	—		—	554	(554	) (5)	—
Amortization of intangible assets	260	(260	) (3)	—	252	(252	) (3)	—
Legal settlements	49	(49	) (6)	—	—	—		—

Total operating expenses	5,412	(365)		5,047	5,212	(836)		4,376
Operating income	3,747	365		4,112	2,429	836		3,265
Interest and other (expense)/ income, net	10	(20	) (7)	10	46	—		46
		20	(8)

Income before income taxes	3,757	365		4,122	2,475	836		3,311
Provision for income taxes	907	120	(10)	1,027	801	111	(10)	912

Net income	$2,850	$245		$3,095	$1,674	$725		$2,399

Earnings per share:
Basic	$2.30			$2.50	$1.32			$1.88
Diluted (11)	$2.26			$2.46	$1.28			$1.83
Shares used in calculation of earnings per share:
Basic	1,238			1,238	1,273			1,273
Diluted (11)	1,263			1,263	1,323			1,323

(1) - (11) See explanatory notes

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(1)	To exclude the impact of writing off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(2)	To exclude the incremental compensation provided to certain Tularik Inc. (“Tularik”) employees principally related to non-cash compensation expense associated with stock options assumed in connection with the acquisition and amounts payable under the Tularik short-term retention plan. The total estimated remaining costs of such incremental compensation is approximately $18 million, pre-tax.

(3)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily Enbrel®, related to the Immunex Corporation (“Immunex”) acquisition. The total 2005 annual non-cash charge is currently estimated to be approximately $347 million, pre-tax.

(4)	To exclude the impact to the Company of its share of the third-party reimbursement received by Kirin-Amgen, Inc. related to the Genentech, Inc. (“Genentech”) legal settlement in August 2003.

(5)	To exclude the non-cash expense associated with writing off the acquired in-process research and development related to the Tularik acquisition.

(6)	To exclude the impact of legal settlements incurred, net of amounts previously accrued, primarily related to settling a patent legal proceeding.

(7)	To exclude the net gain realized on the termination of a manufacturing agreement with Genentech for the production of ENBREL at Genentech’s manufacturing facility in South San Francisco.

(8)	To exclude the pro rata portion of the debt issuance costs that were immediately charged to interest expense, as a result of certain holders of the convertible notes exercising their March 1, 2005 put option and the related convertible notes being repaid in cash.

(9)	To exclude the incremental compensation payable to certain Immunex employees principally under the Immunex short-term retention plan. All amounts have been incurred under this plan.

(10)	To reflect the tax effect of the above adjustments, except for the write-off of the cost of a semi-completed manufacturing asset (see (1) above) and the write- off of acquired in-process R&D (see (5) above).

(11)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share computed under the treasury stock and the “if-converted” methods:

	Three Months Ended Sept. 30, 2005				Three Months Ended Sept. 30, 2004
	GAAP		“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$967		$1,067		$236	$839
Adjustment for interest expense on convertible notes, net of tax	—	(A)	—	(A)	5	5

Net income for diluted EPS, after assumed conversion of convertible notes	$967		$1,067		$241	$844

Shares (Denominator):
Weighted-average shares for basic EPS	1,233		1,233		1,272	1,272
Effect of dilutive securities	15		15		13	13
Effect of convertible notes, after assumed conversion	1	(A)	1	(A)	35	35

Weighted-average shares for diluted EPS	1,249		1,249		1,320	1,320

Diluted earnings per share	$0.77		$0.85		$0.18	$0.64

	Nine Months Ended Sept. 30, 2005				Nine Months Ended Sept. 30, 2004
	GAAP		“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$2,850		$3,095		$1,674	$2,399
Adjustment for interest expense on convertible notes, net of tax	6	(A)	6	(A)	16	16

Net income for diluted EPS, after assumed conversion of convertible notes	$2,856		$3,101		$1,690	$2,415

Shares (Denominator):
Weighted-average shares for basic EPS	1,238		1,238		1,273	1,273
Effect of dilutive securities	12		12		15	15
Effect of convertible notes, after assumed conversion	13	(A)	13	(A)	35	35

Weighted-average shares for diluted EPS	1,263		1,263		1,323	1,323

Diluted earnings per share	$2.26		$2.46		$1.28	$1.83

(A)	On May 6, 2005 and August 17, 2005, in connection with an exchange offer, we modified the terms of approximately 99% of our convertible notes then outstanding (the “Modified Convertible Notes”). As a result of certain of these modifications, if converted, the Modified Convertible Notes would be settled in 1) cash equal to the lesser of the accreted value of the Modified Convertible Notes at the conversion date or the conversion value, as defined, and 2) shares of common stock, if any, to the extent the conversion value exceeds the accreted value. Accordingly, the Modified Convertible Notes do not impact diluted earnings per share under the “if-converted” method but rather, they impact diluted earnings per share under the treasury stock method, and only to the extent that the conversion value exceeds the accreted value during any reporting period, requiring such difference, if any, to be potentially settled in shares of common stock.

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Aranesp® - U.S.	$542	$374	$1,525	$1,084
Aranesp® - International	298	234	875	684
EPOGEN® - U.S.	599	681	1,829	1,904
Neulasta® - U.S.	475	384	1,381	1,082
NEUPOGEN® - U.S.	205	207	595	574
Neulasta® - International	102	66	284	189
NEUPOGEN® - International	100	95	316	292
Enbrel® - U.S.	641	477	1,825	1,282
Enbrel® - International	27	19	74	51
Other product sales - U.S.	42	18	112	40
Other product sales - International	16	5	38	17

Total product sales	$3,047	$2,560	$8,854	$7,199

U.S.	$2,504	$2,141	$7,267	$5,966
International	543	419	1,587	1,233

	$3,047	$2,560	$8,854	$7,199

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	Sept. 30, 2005		Dec. 31, 2004
Assets
Current assets:
Cash and marketable securities	$5,551		$5,808
Trade receivables, net	1,664		1,461
Inventories	1,059		888
Other current assets	919		1,013

Total current assets	9,193		9,170
Property, plant, and equipment, net	4,894		4,712
Intangible assets, net	3,779		4,033
Goodwill	10,496		10,525
Other assets	770		781

Total assets	$29,132		$29,221

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,352		$2,984
Convertible notes	1,754	(2)	1,173	(1)

Total current liabilities	5,106		4,157
Deferred tax liabilities	1,180		1,294
Convertible notes	—		1,739	(2)
Other long-term debt	2,198		2,198
Other non-current liabilities	118		128
Stockholders’ equity	20,530		19,705

Total liabilities and stockholders’ equity	$29,132		$29,221

Shares outstanding	1,234		1,260

(1)	On March 2, 2005, as a result of certain holders of the Convertible notes exercising their March 1, 2005 put option, the Company repurchased $1,175 million, or approximately 40%, of the outstanding Convertible notes at their then- accreted value for cash. Accordingly the Convertible notes repurchased were classified as current liabilities at December 31, 2004.

(2)	Holders of the remaining outstanding Convertible notes may require the Company to purchase all or a portion of the notes on specific dates as early as March 1, 2006 at the original issuance price plus accrued original issue discount through the purchase date. Accordingly, as of September 30, 2005, the Convertible notes have been classified as current liabilities.

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ended December 31, 2005

2005
“Adjusted” earnings per share guidance	$3.10 - $3.20
Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets (1)	(0.16)
Tularik merger related incremental compensation (2)	(0.01)
Write-off of convertible notes debt issuance costs (3)	(0.01)
Legal settlements (4)	(0.02)
Termination of manufacturing agreement (5)	0.01
Write-off of manufacturing asset (6)	(0.04)
Tax liability related to repatriation of certain foreign earnings (7)	—

GAAP earnings per share guidance	$2.87 - $2.97

The guidance for both “Adjusted” earnings per share and GAAP earnings per share does not include the impact of expense related to stock option compensation.

(1)	To exclude the ongoing, non- cash amortization of acquired intangible assets, primarily Enbrel®, related to the Immunex acquisition. The total 2005 annual non- cash charge is currently estimated to be approximately $347 million, pre-tax.

(2)	To exclude the incremental compensation provided to certain Tularik employees principally related to non-cash compensation expense associated with stock options assumed in connection with the acquisition and amounts payable under the Tularik short-term retention plan.

(3)	To exclude the pro rata portion of debt issuance costs that were immediately charged to interest expense, as a result of certain holders of the convertible notes exercising their March 1, 2005 put option and the related convertible notes being repaid in cash.

(4)	To exclude the impact of legal settlements incurred, net of amounts previously accrued, primarily related to settling a patent legal proceeding.

(5)	To exclude the net gain realized on the termination of a manufacturing agreement with Genentech for the production of ENBREL at Genentech’s manufacturing facility in South San Francisco.

(6)	To exclude the impact of writing off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(7)	To exclude the tax liability related to the repatriation of certain foreign earnings under the American Jobs Act of 2004 (“Jobs Act”). Uncertainty remains as to how to interpret numerous provisions of the Jobs Act. As such, we have not yet determined the amount of foreign earnings, if any, that will be repatriated and, therefore, the amount of the tax liability is not known. Based on our preliminary analysis to date, we are limited under the Jobs Act to repatriate up to approximately $500 million in foreign earnings.

CONTACT:	Amgen, Thousand Oaks
Mary Klem, 805-447-4587 (Media)
Arvind Sood, 805-447-1060 (Investors)

SOURCE:	Amgen Inc.